Exhibit 4.1

April 17, 2005

Mellon Investor Services LLC
235 Montgomery Street, 23rd Fl.
San Francisco, CA 94104

        Re: Amendment No. 1 to Rights Agreement

Ladies and Gentlemen:

        Pursuant to Section 27 of the Rights Agreement, dated as of October 25, 2001 (the "Rights Agreement") between Macromedia, Inc., a Delaware corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

        1.    Amendment of Section 1.    Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:

          "Adobe" shall mean Adobe Systems Incorporated, a Delaware corporation.

          "Merger" shall mean the "Merger" as such term is defined in the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Reorganization and Merger, dated as of April 17, 2005, by and among the Company, Adobe and Merger Sub, as amended or supplemented from time to time.

          "Merger Sub" shall mean Avner Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Adobe.

        2.    Amendment of Definition of "Acquiring Person".    The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby supplemented and amended by adding the following at the end thereof:

  "(E) Neither Adobe, Merger Sub nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of the approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated thereby."

        3.    Amendment of Definition of "Shares Acquisition Date".    The definition of "Shares Acquisition Date" in Section 1(p) of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:

  "Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of the public announcement, approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated thereby. Notwithstanding the foregoing, the Company will or will cause its successor in interest to provide the Rights Agent with Notice of the Effective Time."

        4.    Amendment to Section 3(a).    Section 3(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of the public announcement, approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated thereby."

        5.    Amendment to Section 7(a).    Section 7(a) of the Rights Agreement is hereby supplemented and amended by deleting the word "or" that immediately precedes clause (iii) and inserting the following clause at the end of Section 7(a):

  "or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)"

        6.    Amendment to Section 25(a).    Section 25(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

  "Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 25 apply to the public announcement, approval, execution, delivery or performance of the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated thereby. Notwithstanding the foregoing, the Company will or will cause its successor in interest to provide the Rights Agent with Notice of the Effective Time."

        7.    Wavier of Notice(s).    The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.

        8.    Other Provisions Unaffected.    This Amendment shall be deemed to be in full force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.

        9.    Miscellaneous.

          a.    Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          b.    Governing Law.    This Amendment, the Rights Agreement, each Right and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          c.    Further Assurances.    Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

          d.    Descriptive Headings.    Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

          e.    Entire Agreement.    This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

          f.    Severability.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page follows]

Very truly yours,

MACROMEDIA, INC.
By:	/s/ STEPHEN ELOP
Name:	Stephen Elop
Title:	CEO

Accepted and agreed to as of the effective time specified above:

MELLON INVESTOR SERVICES LLC
By:	/s/ ASA DREW
Name:	Asa Drew
Title:

[Signature Page to Amendment No. 1 to the Rights Agreement]